EXHIBIT 99.1

News Release
TANGER REPORTS SECOND QUARTER 2016 RESULTS
Raises Net Income and AFFO Guidance and
Reports Strong Same Center NOI Growth

Greensboro, NC, July 26, 2016, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income available to common shareholders for the three months ended June 30, 2016 increased 192.3% to $0.76 per share, or $72.7 million, from $0.26 per share, or $24.2 million, for the three months ended June 30, 2015. Net income available to common shareholders for the six months ended June 30, 2016 increased 67.7% to $1.04 per share, or $99.5 million, from $0.62 per share, or $58.3 million, for the six months ended June 30, 2015. Net income for the three and six months ended June 30, 2016 was positively impacted by a $49.3 million gain on our previously held joint venture interest related to the acquisition of our partners' ownership interests in Tanger Outlets Westgate, an upscale outlet center located in Glendale, Arizona, and for the six months ended June 30, 2016 was also positively impacted by a $4.9 million gain recognized on the sale of the Company's outlet center located in Fort Myers, Florida in January 2016. Net income available to common shareholders for six months ended June 30, 2015 was positively impacted by a $13.7 million gain on the sale of the Company's 50% ownership interest in the Wisconsin Dells, Wisconsin joint venture in February 2015.

Adjusted funds from operations ("AFFO") available to common shareholders for the three months ended June 30, 2016 increased 9.3% to $0.59 per share, or $59.4 million, from $0.54 per share, or $54.1 million, for the three months ended June 30, 2015. For the six months ended June 30, 2016, AFFO available to common shareholders increased 10.6% to $1.15 per share, or $115.2 million, from $1.04 per share, or $103.9 million, for the six months ended June 30, 2015. Funds from operations ("FFO") and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.

"We continued to execute our multi-faceted long-term growth strategy during the second quarter of 2016, incorporating development, acquisition, and rental rate increases within our core portfolio to expand our platform and increase shareholder value. During the quarter, we opened a new Tanger Outlet Center, acquired our partners' ownership interests in another, and extended the same center net operating income ("Same Center NOI") growth streak for our consolidated portfolio to 51 consecutive quarters," commented Steven B. Tanger, President & Chief Executive Officer. "On June 24th, the newest Tanger Outlet Center opened 95% leased in the Columbus, Ohio market. As a result of overwhelming shopper response, stand-still traffic stretched several miles from the center's freeway offramp on Interstate 71 during much of the opening weekend." he added.

Recent Highlights

•	Same Center NOI for the consolidated portfolio increased 4.1% during the first half of 2016, on top of a 4.3% increase for the first half of 2015

•
Blended average base rental rates on space renewed and released throughout the consolidated portfolio increased 20.2% during the first half of 2016, on top of a 24.9% increase for the first half of 2015

•	Consolidated portfolio occupancy rate of 96.9% as of June 30, 2016, compared to 96.8% at June 30, 2015 and 96.6% at March 31, 2016

•	Average tenant sales for the consolidated portfolio for the rolling twelve months ended June 30, 2016 were $395 per square foot, stable when compared to the rolling twelve months ended June 30, 2015

•	Debt-to-total market capitalization ratio was 28% as of June 30, 2016, compared to 32% as of June 30, 2015

•	Interest coverage ratio for the quarter was 4.68 times, compared to 4.67 for the second quarter of 2015

•	Opened a new Tanger Outlet Center in the Columbus, Ohio market on June 24, 2016

•	Acquired partners' ownership interests in Tanger Outlets Westgate, increasing the Company's ownership interest to 100% from 58%

•	Continued construction of a Tanger Outlet Center in Daytona Beach, Florida, currently scheduled to open in November 2016

•	Raised regular quarterly common share cash dividend in April 2016 by 14% on an annualized basis to $1.30 per share, marking the 23rd consecutive year of increased dividends

•	Amended the $250 million unsecured term loan in April 2016 to expand the facility to $325 million, extend the maturity to April 2021, and reduce the interest rate spread by 10 basis points

•	Reduced floating rate debt exposure by $175 million in April 2016 by entering into interest rate swap agreements
Core Portfolio Drives Operating Results
During the six months ended June 30, 2016, Tanger executed 298 leases totaling 1,236,000 square feet throughout its consolidated portfolio with a 20.2% increase in average base rental rates, on top of a 24.9% increase for the six months ended June 30, 2015. Lease renewals accounted for approximately 934,000 square feet, which generated a 17.4% increase in average base rental rates. As of June 30, 2016, Tanger had leases executed or in process for 77% of the consolidated portfolio space scheduled to expire by year-end, compared to 72% as of June 30, 2015. Re-tenanted space accounted for the remaining 302,000 square feet, with an increase in average base rental rates of 27.9%.

Same Center NOI for the three months ended June 30, 2016 increased 3.8% for the consolidated portfolio, on top of a 4.6% increase for the three months ended June 30, 2015. For the six months ended June 30, 2016, Same Center NOI increased 4.1% for the consolidated portfolio, on top of a 4.3% increase for the six months ended June 30, 2015. Portfolio NOI for the consolidated portfolio increased 6.2% and 6.8% for the three and six months ended June 30, 2016, respectively compared to the same periods of 2015. Same Center NOI and Portfolio NOI for the consolidated portfolio exclude lease termination fees which for the three months ended June 30, 2016 and June 30, 2015 totaled $1.5 million and $1.7 million, respectively, and for the six months ended June 30, 2016 and June 30, 2015 totaled $2.0 million and $2.8 million, respectively.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Consolidated portfolio average tenant sales for the rolling twelve months ended June 30, 2016 were $395 per square foot, stable compared to the rolling twelve months ended June 30, 2015. Sales include stabilized outlet centers and are based on all reporting retailers leasing stores less than 20,000 square feet in size which have occupied such stores for a minimum of twelve months.

As of June 30, 2016, the Company's consolidated portfolio was 96.9% occupied, compared to 96.8% at June 30, 2015 and 96.6% as of March 31, 2016.

Investment Activities Provide Potential Future Growth
On June 24, 2016, the newest Tanger Outlet Center opened in the Columbus, Ohio market, located on Interstate 71 at the interchange with Routes 36/37. The 355,000 square foot center opened 95% leased and has generated positive feedback from both shoppers and retailers. The center features over 80 brand name and designer outlet stores and is a 50/50 joint venture with Simon Property Group.
Construction of a new Tanger Outlet Center is well underway in Daytona Beach, Florida, with grand opening scheduled for November 2016. These two new centers represent a total investment of approximately $186.2 million and are currently expected to generate a weighted average stabilized yield of approximately 10.3%. Tanger's net equity requirement is expected to be approximately $138.8 million. As of June 30, 2016, $61.4 million of the Company's expected net equity requirement remained to be funded.
Pre-development and pre-leasing efforts are ongoing for Tanger's Fort Worth, Texas project, as well as several other projects in the Company's shadow pipeline of new development opportunities. Land acquisition and commencement of construction for these projects is contingent on Tanger achieving its minimum pre-leasing threshold and securing the required entitlements.
As previously announced, the Company acquired its partners' ownership interests in Tanger Outlets Westgate on June 30, 2016, increasing its ownership interest to 100%. Serving the greater Phoenix market since November 2012, Tanger Outlets Westgate is an upscale outlet shopping destination featuring 95 brand name and designer outlet stores. The property was 97% occupied on June 30, 2016.
The Company paid cash consideration of approximately $40.9 million for its partners' ownership interests in the joint venture, which Tanger funded with borrowings under its unsecured lines of credit.  The property is subject to an existing $62.0 million mortgage loan which bears interest at 175 basis points over LIBOR and matures in June 2017.  This transaction implies a total value of $159.5 million for the property, which Tanger estimates is equivalent to a capitalization rate of approximately 6.27% on the Company's forecasted 2016 property level net operating income (excluding termination fees and non-cash adjustments such as straight-line rent and net above and below market rent amortization).
Prior to this transaction, Tanger owned a 58% interest in the joint venture since its formation and accounted for it under the equity method of accounting.  The outlet center is now wholly-owned and effective as of the acquisition date, is consolidated in the Company's financial results.
Balance Sheet Summary
Tanger completed financing activity during the second quarter of 2016 to further strengthen the balance sheet. On April 13, 2016, Tanger closed on an amendment to its outstanding $250 million unsecured term loan. The Company increased the size of the facility to $325 million, extended the maturity date more than two years from February 23, 2019 to April 13, 2021, and reduced the LIBOR spread from 105 basis points to 95 basis points. The $75 million in proceeds were used to pay down balances under the Company's unsecured lines of credit.
In April 2016, Tanger also entered into interest rate swap agreements that fix the base LIBOR rate at an average of 1.03% on $175 million in LIBOR denominated debt through January 1, 2021. These derivatives, combined with interest rate swap agreements in place since October 2013 that fix the base LIBOR rate at an average of 1.30% on $150 million in LIBOR denominated debt through August 14, 2018, effectively lock $325 million of the Company's floating rate debt at an average of 2.11%.
As of June 30, 2016, Tanger had a total market capitalization of approximately $5.6 billion including approximately $1.6 billion of debt outstanding, equating to a 28% debt-to-total market capitalization ratio. The Company had $259.2 million outstanding under its $520.0 million in available unsecured lines of credit. For the three months ended June 30, 2016, Tanger maintained an interest coverage ratio of 4.68 times.

Earnings Guidance for 2016
Based on Tanger's internal budgeting process, the Company's view on current market conditions, and the strength and stability of its core portfolio, management currently believes its net income, FFO and AFFO for 2016 will be as follows:

For the year ended December 31, 2016:
	Low Range	High Range
Estimated diluted net income per share	$1.55	$1.60
Noncontrolling interest, depreciation and amortization
of real estate assets including noncontrolling interest
share and our share of unconsolidated joint ventures,
gains on sale of real estate, and gain on previously held
interest in acquired joint venture	0.76	0.76
Estimated diluted FFO per share	$2.31	$2.36
AFFO adjustments per share	0.01	0.01
Estimated diluted AFFO per share	$2.32	$2.37

Additional details regarding Tanger's estimates are as follows:

•	Expects 2016 Same Center NOI growth between 3.0% and 3.5% for the consolidated portfolio

•	Assumes tenant sales remain stable

•	Reflects the net dilutive impact related to assets sold during 2015 and January 2016 of approximately $0.05 per share for net income and $0.08 per share for FFO

•	Expects average general and administrative expense of approximately $11.4 million to $11.9 million per quarter

•	Expects average management, leasing, and other services income of approximately $1.0 million per quarter

•	Expects approximately 100.2 million weighted average diluted common shares for 2016

Tanger's estimates do not include the impact of any additional bankruptcies or brand-wide store closures, the sale of outparcels, additional properties or joint ventures interests, or the acquisition of any properties or any additional partner joint venture interests. The Company does not expect a significant 2016 operating income impact from the Daytona Beach, Florida project that is expected to open in November 2016.

Based on in-place financing, Tanger expects the impact of the Westgate acquisition to be modestly accretive to net income per share and FFO per share during the second half of 2016. However, the Company is currently evaluating various long-term financing alternatives with the objective of reducing its floating rate debt exposure, extending the average term of its outstanding debt, increasing the unused capacity under its lines of credit, and expanding its unencumbered asset pool. Based upon current market conditions, Tanger believes the Westgate acquisition and any potential future refinancing activities, if executed, should be modestly dilutive to net income per share and approximately neutral to FFO per share for the second half of 2016.

Second Quarter Conference Call

Tanger will host a conference call to discuss its second quarter results for analysts, investors and other interested parties on Wednesday, July 27, 2016, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 7901237 to be connected to the Tanger Factory Outlet Centers Second Quarter 2016 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from July 27, 2016 at 1:00 p.m. through August 10, 2016 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 7901237. An online archive of the web cast will also be available through August 10, 2016.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 43 upscale outlet shopping centers and one additional center currently under construction. Tanger's operating properties are located in 21 states coast to coast and in Canada, totaling approximately 14.7 million square feet leased to over 3,100 stores operated by more than 490 different brand name companies. The Company has more than 35 years experience in the outlet industry. Tanger Outlet Centers continue to attract more than 185 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended June 30, 2016. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, Same Center NOI, general and administrative expenses, income from management, leasing, and other services, and the dilutive impact from sales of certain assets; plans for new developments; timing of land purchases, achievement of sufficient pre-leasing and projected openings of proposed developments; total costs and equity requirements to complete construction of outlet centers and the expected average stabilized yield; the impact of the Westgate acquisition and various long-term financing alternatives, if executed, with the objective of reducing floating rate debt exposure, extending the average term of outstanding debt, increasing the unused capacity under lines of credit, and expanding the unencumbered asset pool; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income or funds from operations, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Base rentals (a)	$75,003	$72,329	$147,626	$139,958
Percentage rentals	2,326	2,042	4,476	4,271
Expense reimbursements	30,754	29,909	63,996	63,273
Management, leasing and other services	1,332	1,727	2,453	3,010
Other income	1,918	1,729	3,587	3,150
Total revenues	111,333	107,736	222,138	213,662
Expenses
Property operating	35,012	34,958	72,886	72,690
General and administrative	11,675	11,612	23,240	22,917
Depreciation and amortization	26,306	24,272	52,873	48,261
Total expenses	72,993	70,842	148,999	143,868
Operating income	38,340	36,894	73,139	69,794
Other income/(expense)
Interest expense	(13,800)	(13,088)	(28,684)	(26,177)
Gain on sale of assets and interests in unconsolidated entities	—	—	4,887	13,726
Gain on previously held interest in acquired joint venture	49,258	—	49,258	—
Other nonoperating income (expense)	38	(493)	354	(187)
Income before equity in earnings of unconsolidated joint ventures	73,836	23,313	98,954	57,156
Equity in earnings of unconsolidated joint ventures	3,466	2,046	6,965	4,589
Net income	77,302	25,359	105,919	61,745
Noncontrolling interests in Operating Partnership	(3,897)	(1,313)	(5,341)	(3,168)
Noncontrolling interests in other consolidated partnerships	12	435	(11)	416
Net income attributable to Tanger Factory Outlet Centers, Inc.	73,417	24,481	100,567	58,993
Allocation of earnings to participating securities	(725)	(308)	(1,019)	(716)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$72,692	$24,173	$99,548	$58,277

Basic earnings per common share:
Net income	$0.76	$0.26	$1.05	$0.62

Diluted earnings per common share:
Net income	$0.76	$0.26	$1.04	$0.62

a.	Includes straight-line rent and market rent adjustments of $1,186 and $1,278 for the three months ended and $2,244 and $1,746 for the six months ended June 30, 2016 and 2015, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Rental property
Land	$254,809	$240,267
Buildings, improvements and fixtures	2,377,765	2,249,417
Construction in progress	61,038	23,533
	2,693,612	2,513,217
Accumulated depreciation	(769,777)	(748,341)
Total rental property, net	1,923,835	1,764,876
Cash and cash equivalents	27,107	21,558
Restricted cash (a)	—	121,306
Investments in unconsolidated joint ventures	210,486	201,083
Deferred lease costs and other intangibles, net	133,578	127,089
Prepaids and other assets	84,346	78,913
Total assets (b)	$2,379,352	$2,314,825

Liabilities and Equity
Liabilities
Debt
Senior, unsecured notes, net	$789,991	$789,285
Unsecured term loans, net	321,980	265,832
Mortgages payable, net	235,215	310,587
Unsecured lines of credit, net	255,661	186,220
Total debt (b)	1,602,847	1,551,924
Accounts payable and accrued expenses	62,658	97,396
Deferred financing obligation	—	28,388
Other liabilities	53,433	31,085
Total liabilities	1,718,938	1,708,793
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 96,052,907 and 95,880,825 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	960	959
Paid in capital	811,853	806,379
Accumulated distributions in excess of net income	(153,465)	(195,486)
Accumulated other comprehensive loss	(32,090)	(36,715)
Equity attributable to Tanger Factory Outlet Centers, Inc.	627,258	575,137
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	32,996	30,309
Noncontrolling interests in other consolidated partnerships	160	586
Total equity	660,414	606,032
Total liabilities and equity	$2,379,352	$2,314,825

a.	Represents net proceeds from the sale of four properties being held by a qualified intermediary.

b.
In accordance with recent accounting guidance, "Simplifying the Presentation of Debt Issuance Costs", our deferred debt origination costs and related accumulated amortization previously recorded in the line item “deferred debt origination costs, net” have been reclassified from assets to the respective debt line items within the liabilities section in the consolidated balance sheet as of December 31, 2015. The reclassification decreases previously reported total assets and total liabilities by $11.9 million.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	June 30,
	2016	2015
Gross leasable area open at end of period (in thousands)-
Consolidated	11,942	11,657
Partially owned - unconsolidated	2,766	2,747

Outlet centers in operation at end of period -
Consolidated	34	37
Partially owned - unconsolidated	9	9

States operated in at end of period (1)	21	23
Occupancy at end of period (1) ,(2)	96.9%	96.8%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Foxwoods, Grand Rapids and Southaven centers which opened during the second, third and fourth quarters of 2015, respectively, and have not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO, as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center NOI

We present portfolio net operating income ("Portfolio NOI") and Same Center NOI as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. Same Center NOI is calculated using Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, renovated or subject to a material non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because it provides a performance measure directly related to the revenues and expenses involved in owning and operating real estate assets and provides a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$77,302	$25,359	$105,919	$61,745
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	25,937	23,919	52,142	47,556
Depreciation and amortization of real estate assets - unconsolidated joint ventures	5,808	5,038	11,147	9,114
Gain on sale of assets and interests in unconsolidated entities	—	—	(4,887)	(13,726)
Gain on previously held interest in acquired joint venture	(49,258)	—	(49,258)	—
FFO	59,789	54,316	115,063	104,689
FFO attributable to noncontrolling interests in other consolidated partnerships	(12)	412	(59)	370
Allocation of earnings to participating securities	(564)	(583)	(1,133)	(1,143)
FFO available to common shareholders (1)	$59,213	$54,145	$113,871	$103,916
As further adjusted for:
Accelerated vesting of share-based compensation (2)	—	—	293	—
Demolition costs	182	—	182	—
Write-off of debt discount due to repayment of debt prior to maturity (3)	—	—	882	—
Impact of above adjustments to the allocation of earnings to participating securities	(1)	—	(13)	—
AFFO available to common shareholders (1)	$59,394	$54,145	$115,215	$103,916
FFO available to common shareholders per share - diluted (1)	$0.59	$0.54	$1.14	$1.04
AFFO available to common shareholders per share - diluted (1)	$0.59	$0.54	$1.15	$1.04

Weighted Average Shares
Basic weighted average common shares	95,124	94,741	95,034	94,639
Effect of notional units	183	—	167	—
Effect of outstanding options and restricted common shares	68	54	64	66
Diluted weighted average common shares (for earnings per share computations)	95,375	94,795	95,265	94,705
Exchangeable operating partnership units	5,053	5,078	5,053	5,078
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	100,428	99,873	100,318	99,783

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)	Represents restricted shares that vested immediately upon the death of Director Donald Drapkin.

(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income	$77,302	$25,359	$105,919	$61,745
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	$(3,466)	$(2,046)	$(6,965)	$(4,589)
Interest expense	13,800	13,088	28,684	26,177
Gain on sale of assets and interests in unconsolidated entities	—	—	(4,887)	(13,726)
Gain on previously held interest in acquired joint venture	(49,258)	—	(49,258)	—
Other nonoperating income (expense)	(38)	493	(354)	187
Depreciation and amortization	26,306	24,272	52,873	48,261
Other non-property income and losses	(379)	(590)	(560)	(1,020)
Demolition Costs	182	—	182	—
Corporate general and administrative expenses	11,448	11,357	22,913	22,622
Non-cash adjustments (1)	(1,049)	(1,142)	(1,971)	(1,471)
Termination rents	(1,487)	(1,698)	(2,042)	(2,836)
Portfolio NOI	73,361	69,093	144,534	135,350
Non-same center NOI (2)	(5,721)	(3,909)	(11,261)	(7,328)
Same Center NOI	$67,640	$65,184	$133,273	$128,022

(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales.

(2)
Excluded from Same Center NOI: Foxwoods outlet center, which opened in May of 2015; Grand Rapids outlet center, which opened in July of 2015; Southaven outlet center, which opened in November 2015; Kittery I & II, Tuscola and West Branch outlet centers, which were sold in September 2015; Barstow outlet center, which was sold in October 2015; Fort Myers outlet center, which was sold in January 2016; and Glendale outlet center (Westgate), which was acquired in June 2016.